Exhibit 99.1

For Information

James R. Edwards

303-837-2444

FOR IMMEDIATE RELEASE

SM ENERGY ANNOUNCES EXCHANGE OFFER

FOR $400 MILLION OF ITS 6 1/2% SENIOR NOTES DUE 2023

DENVER, CO — September 28, 2012 — SM Energy Company (NYSE: SM) today announces that it commenced an offer to exchange $400 million of its 6 1/2% Senior Notes due 2023, which have been registered under the Securities Act of 1933 (the “Exchange Notes”) in exchange for $400 million of its outstanding 6 1/2% Senior Notes due 2023, which were issued on June 29, 2012, in a private placement (the “Outstanding Notes”).  The Exchange Notes are being offered pursuant to a registration rights agreement previously entered into in connection with the issuance of the Outstanding Notes.  The exchange offer is being conducted upon the terms and subject to the conditions set forth in the prospectus dated September 28, 2012, and the related letter of transmittal.

The terms of the Exchange Notes are substantially identical to the terms of the Outstanding Notes, except that provisions relating to transfer restrictions, registration rights and additional interest will not apply to the Exchange Notes. The exchange offer is limited to holders of the Outstanding Notes. The exchange offer is scheduled to expire at 5:00 p.m. New York time on October 29, 2012, unless extended. Outstanding Notes tendered pursuant to the exchange offer may be withdrawn at any time prior to the expiration date by following the procedures set forth in the exchange offer prospectus and the related letter of transmittal. Copies of the prospectus and the related letter of transmittal may be obtained from U.S. Bank National Association, which is serving as the exchange agent for the exchange offer. The address, telephone and facsimile number of U.S. Bank National Association are as follows:

By Facsimile for Eligible Institutions: (615) 495-8158 Attention: Specialized Finance	By Mail/Overnight Delivery/Hand: 60 Livingston Avenue St. Paul, MN 55107 Attention: Specialized Finance	Confirm by Telephone: (800) 934-6802

About the Company

SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and natural gas liquids in onshore North America. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm-energy.com.